                                                                    EXHIBIT 4.20

THIS AGREEMENT MADE THE 19TH DAY OF FEBRUARY, 2001.

BETWEEN:

                                WENDELL WILLICK,
             an individual resident in the province of Saskatchewan,

                   (Hereinafter referred to as the "Optionee")

                                      -and-

                           BID.COM INTERNATIONAL INC.,
                a corporation existing under the laws of Ontario,

                   (Hereinafter referred to as the "Optionor")

                                OPTION AGREEMENT

      WHEREAS the Optionor desires to grant to the Optionee an irrevocable option to purchase all of the shares owned by the Optionor in Point2 Internet Systems Inc. and all debt of Point2 Internet Systems Inc. held by the Optionor, on the terms and conditions set out herein;

      NOW THEREFORE, in consideration of the mutual promises contained herein and the payment of $10.00 by each party hereto to the other and for good and other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

                           ARTICLE 1 - INTERPRETATION

1.1   Definitions

      In this Agreement and the recitals hereto, unless the context otherwise requires, the following words and expressions shall have the following meanings:

      (a)   "Expiry Date" means the 14th day of May, 2001.

      (b)   "Option" means the option granted to the Optionee under Section 2.1;

      (c) "Option Notice" means the notice indicating that the Optionee is exercising the option;

      (d)   "Option Price" means the sum of $2,600,000.00

      (e) "Optioned Shares" means all of the shares of the Optionor in Point2 Internet Systems Inc. namely, 481.41 Class A shares and 191.79 Class B shares of the capital stock of Point2 Internet Systems Inc.;

      (f) "Shareholders Loan" means all of the Optionor's outstanding loans to or equity in Point2 Internet Systems Inc. existing as at the date of this Agreement, including all principal and interest owing thereon.

1.2   Sections and Headings

      The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections in this Agreement.

1.3   Time Periods

      When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such a period shall be excluded.

1.4   Extended Meetings

      Words importing the singular number only shall include the plural and vice versa and words importing gender shall include masculine, feminine and neuter genders.

1.5   Canadian Dollars

      Unless otherwise provided herein, all monetary amounts set forth in this Agreement are in Canadian dollars.

                               ARTICLE 2 - OPTION

2.1 The Optionor hereby grants to the Optionee the irrevocable option (the "Option") to purchase the Optioned Shares and Shareholders Loan, at the Option Price, subject to the terms and provisions of this Agreement. The Option Price shall be allocated as follows: (a) such of the Option Price as equals the principal and interest owing on the Shareholder Loan at the date of exercise of the Option, to the Shareholder Loan; and (b) the balance to the Optioned Shares.

2.2 The Option may be exercised at any time and from time to time up to and including the Expiry Date, and must be exercised in whole and not in part.. The Option may be exercised by the Optionee giving to the Optionor an Option Notice accompanied by a solicitors trust cheque or bank draft representing the Option Price payable to Gowling Strathy Henderson, Suite 4900 Commerce Court West, Toronto, Ontario M5L 1J3, to be held in trust pending delivery to the Optionee of the Optioned Shares, free and clear of all encumbrances.

2.3 The said money shall be released to the Optionor when delivery is effected as described above.

2.4 This Option shall not be exerciseable until and unless the Optionee provides to the Optionor a certificate of a duly authorized officer of Point2 Internet Systems Inc. representing and warranting to the Optionor that: (a) all necessary corporate action has been taken and will be taken to permit the Optioned Shares to be transferred and the Shareholders Loan to be repaid in accordance with the terms of this Agreement; (b) neither Point2 Internet Systems Inc. nor its senior management have any knowledge of an intent by a third party (other than the present shareholders of the Optionee) to acquire more than 20% of the equity of the Optionee at the time of the grant of this Option.

                               ARTICLE 3 - GENERAL

3.1   Amendments and Waivers

      No modification, variation, amendment or termination by mutual consent of this Agreement and no waiver of the performance of any of the responsibilities of any of the parties hereto shall be effected unless such action is taken in writing and is signed by all parties. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

3.2   Severability

      Each of the covenants, provisions, Articles and Sections, subsections and other subdivisions hereof is severable from every other covenant, provision, Article, Section, subsection and the invalidity or unenforceability of any one or more covenants, provisions, Articles, Sections, subsections or subdivisions of this Agreement shall not affect the validity or enforceability of the remaining covenants, provisions, Articles, Section, subsections and subdivisions hereof.

3.3   Time of Essense

      Tim shall be of the essence in this Agreement.

3.4   Notice

      (1) Any notice or other written communication required or permitted hereunder shall be in writing and:

            (a) sent by registered mail, postage prepaid, return receipt requested; and

            (b)   sent by facsimile.

      (2) All such notices shall be addressed to the party to whom it is directed at the following addresses:

            If to the Optionee:
            500 - 3301 8th Street East
            SASKATOON, SK S7H 5K5
            Fax No.: (306) 955-0471

            If to the Optionor:
            Bid.Com International Inc.
            6725 Airport Road, Suite 201
            Mississauga, Ontario
            L4V 1V2

            Attention: Mr. John Mackie
            Fax No. (905) 672-7514

            With a copy to:
            Gowlings
            Suite 4900
            Commerce Court West
            Toronto, Ontario
            M5L 1J3

            Attention:  Mr. David Pamenter
            Fax No. (416) 862-7661

      (3) Any party may at any time change its address hereunder by giving notice of such change of address to the other party or parties in the manner specified in this section. Any such notice or other written communication shall, if mailed, be effective on the day it is first attempted to be delivered to such party at such address (whether or not such delivery takes place).

3.5   Application of Agreement

      This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.

3.6   Confidentiality

      All public announcements concerning this Agreement will be jointly planned and coordinated and no party will act unilaterally in this regard without the prior approval of the other party except where required do so by law or by the applicable regulations or policies of any governmental or other regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with others is not practicable.

3.7   Assignment

      This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. The Optionee may assign this Option, in whole or in part, to any party, provided that notwithstanding such assignment, the Option may only be exercised in whole by all holders thereof.

3.8   Further Assurances

      Each Party agrees that upon the written request of the other party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as the other party hereto may from time to time reasonably request be done and/or executed as may be necessary or desirable to give effect to this Agreement.

3.9   Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein.

      IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

                                           BID.COM INTERNATIONAL INC.

                                           Per:
                                           -------------------------------------

                                           Per:
                                           -------------------------------------


----------------------------------------   -------------------------------------
Witness                                    Wendell Willick